                                                                 EXHIBIT 11
                                                                 (Unaudited)


                   U.S. HOME CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER COMMON SHARE
               (Dollars in Thousands, Except Per Share Data)

                                             Three Months Ended         Six Months Ended
                                                 June 30,                    June 30,
                                          ------------------------   -----------------------
                                              1997         1996          1997         1996
                                          -----------  -----------   -----------  -----------
Income Per Common And Common
  Equivalent Share -

Net income                                $    11,033  $    10,050   $   21,176  $    19,369
                                          ===========  ===========   ==========  ===========

Weighted average common shares
  outstanding                              11,557,650   11,588,063   11,574,489   11,582,034

Effect of assumed exercise of
  dilutive stock options and warrants         499,434      421,863      523,905      485,398
                                           ----------  -----------   ----------  -----------

Total common and common equivalent
  shares                                   12,057,084   12,009,926   12,098,394   12,067,432
                                          ===========   ==========  ===========  ===========

Income per common and common
  equivalent share                        $       .92  $       .84  $      1.75  $      1.61
                                          ===========  ===========  ===========  ===========




                                             Three Months Ended         Six Months Ended
                                                  June 30,                  June 30,
                                          ------------------------- ------------------------
                                              1997         1996          1997        1996
                                          ------------ -----------  ------------ -----------
Income Per Common Share, Assuming
  Full Dilution -

Net income                                $    11,033  $    10,050  $    21,176  $    19,369

Add interest applicable to 4.875%
  convertible subordinated debentures,
  net of income tax effect                        654          614        1,309        1,227
                                          -----------  -----------  -----------  -----------

Income per common share,
  assuming full dilution                  $    11,687  $    10,664  $    22,485  $    20,596
                                          ===========  ===========  ===========  ===========

Total common and common equivalent
 shares                                    12,057,084   12,009,926   12,098,394   12,067,432

Assumed additional common shares
  from exercise of dilutive stock
  options and warrants resulting from
  use of market price of common stock
  at end of period                             57,487           -        32,631           -

Assumed conversion of 4.875%
  convertible subordinated debentures
  at $35.50 per share at date of
  issuance                                  2,253,521    2,253,521    2,253,521    2,253,521
                                          -----------  -----------  -----------  -----------

Total common shares, assuming full
  dilution                                 14,368,092   14,263,447   14,384,546   14,320,953
                                          ===========  ===========  ===========  ===========

Income per common share,
  assuming full dilution                  $       .81  $       .75  $      1.56  $      1.44
                                          ===========  ===========  ===========  ===========

Note:  See Note 5 of Notes to Consolidated Condensed Financial Statements.